UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Vertex Pharmaceuticals Incorporated
(Name of Registrant as Specified In Its Charter)

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April 16, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Vertex Pharmaceuticals Incorporated to be held on Thursday, May 31, 2007, at 9:30 a.m. at our headquarters at 130 Waverly Street, Cambridge, Massachusetts.

As described in the accompanying notice of annual meeting of stockholders and proxy statement, this year our stockholders are being asked to elect three directors.

Regardless of the number of shares of common stock you may own, your vote is important. YOU ARE URGED TO VOTE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY, whether or not you plan to attend the annual meeting in person. This will ensure your proper representation at the annual meeting.

Thank you for giving these materials your careful consideration.

Sincerely,

JOSHUA BOGER
President and Chief Executive Officer

VERTEX PHARMACEUTICALS INCORPORATED
130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
Fax: (617) 444-6680
www.vrtx.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2007

Notice hereby is given that the 2007 annual meeting of stockholders of Vertex Pharmaceuticals Incorporated will be held on Thursday, May 31, 2007, at 9:30 a.m. at our headquarters, located at 130 Waverly Street, Cambridge, Massachusetts, for the following purposes:

•       to elect three directors to the class of directors whose term will expire in 2010; and

•       to consider and act upon such other business as may properly come before the annual meeting.

Please refer to the accompanying proxy statement for more complete information concerning the matters to be acted upon at the annual meeting.

Holders of record of our common stock at the close of business on April 3, 2007, the record date for the annual meeting, are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. All stockholders are invited to attend the annual meeting in person.

Your vote matters. Holders of record of common stock as of the record date are urged to vote, sign, date, and return their proxies in the enclosed envelope. No postage need be affixed if mailed in the United States. Holders of record of common stock as of the record date who attend the annual meeting and wish to vote in person may revoke their proxies.

BY ORDER OF THE BOARD OF DIRECTORS

KENNETH S. BOGER
Secretary
April 16, 2007

VERTEX PHARMACEUTICALS INCORPORATED

130 Waverly Street
Cambridge, Massachusetts 02139-4242
Telephone: (617) 444-6100
Fax: (617) 444-6680
www.vrtx.com

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2007

This proxy statement, with the enclosed proxy card, is being furnished to stockholders of Vertex Pharmaceuticals Incorporated in connection with the solicitation by our board of directors of proxies to be voted at our 2007 annual meeting of stockholders and at any postponements or adjournments thereof. The annual meeting will be held on Thursday, May 31, 2007, at 9:30 a.m. at our headquarters, located at 130 Waverly Street, Cambridge, Massachusetts.

This proxy statement and the enclosed proxy card are first being mailed or otherwise furnished to our stockholders on or about April 16, 2007. Our annual report to stockholders for the fiscal year ended December 31, 2006 is being mailed to the stockholders with this proxy statement, but does not constitute a part hereof.

VOTING PROCEDURES

Your Vote is Important.   Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible. We have included a postage-prepaid envelope for your convenience.

Who Can Vote?   In order to vote, you must have been a stockholder of record at the close of business on the record date, which is April 3, 2007. Stockholders whose shares are owned of record by brokers and other nominees should follow the voting instructions provided by the institution that holds their shares. As of the record date, there were 130,845,347 shares of common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How Do I Vote?   If your shares are held of record in your own name, you may vote by completing and returning the enclosed proxy by mail or by voting in person at the annual meeting.

Voting By Mail.   You may vote by mail by completing and returning the enclosed proxy. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on the proposal described in this proxy statement, your proxy will be voted in favor of that proposal. You may revoke your proxy at any time before it is voted by delivering a subsequently dated written revocation or proxy to our corporate secretary or by voting in person at the annual meeting.

Voting In Person At The Annual Meeting.   If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot that will be available at the annual meeting.

Voting Shares Held In “Street Name.”   If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the institution that holds your shares that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact the institution that holds your shares to obtain a broker’s proxy card, and bring it to the annual meeting in order to vote.

What Constitutes a Quorum?   In order for business to be conducted at the annual meeting, a quorum must be present. A quorum is present if the holders of a majority of the shares of common stock issued and outstanding as of the record date are present at the annual meeting in person or by proxy. Shares of common stock held by a person who is present at the annual meeting in person or by proxy but who abstains or does not vote with respect to one or more of the matters to be voted upon will nonetheless be counted for purposes of determining if a quorum exists. If a quorum is not present, it is expected that the annual meeting will be adjourned until a quorum is obtained.

What Vote Is Required to Elect the Directors and How are Votes Counted?   The nominees for director who receive the most votes, also known as a “plurality” of the votes, will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms and other nominees have authority to vote shares of their customers’ held by them in “street name” for the election of directors. If a broker or other nominee does not exercise this authority, their failure to vote, or a “broker non-vote,” will have no effect on the results of the election of directors.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our by-laws currently provide for a board of directors consisting of such number of directors, not less than three or more than eleven, as may be fixed from time to time by our board. Currently, the size of our board has been fixed at ten directors.

Pursuant to the Massachusetts Business Corporation Act, our articles of organization and our by-laws, our board is divided into three classes, the Class I Directors, Class II Directors and Class III Directors. Each class holds office for a term of three years and the term of office of one class expires each year. The terms of the three Class III Directors will expire at the 2007 annual meeting. Joshua S. Boger, Charles A. Sanders and Elaine S. Ullian are the current Class III Directors and the nominees for re-election at the 2007 annual meeting for a three-year term that will expire at the 2010 annual meeting. The terms of the Class I Directors and Class II Directors will expire at the 2008 and 2009 annual meetings, respectively.

Shares represented by proxies will be voted for the election as directors of Dr. Boger, Dr. Sanders and Ms. Ullian unless otherwise specified in the proxy. The nominees for director who receive the most votes, also known as a plurality of the votes, will be elected. Abstentions are not counted for purposes of electing directors. Stockholders on the record date may vote either “for” all of the nominees or “withhold” the stockholder’s vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.

Our board of directors’ policy with respect to the election of directors by stockholders is that any nominee for director who receives a greater number of votes “withheld” from the nominee’s election than votes “for” the nominee’s election in an uncontested election at a stockholder’s meeting should promptly tender the nominee’s resignation to the chair of our board following certification of the stockholder vote. Our corporate governance and nominating committee will promptly consider the tendered resignation and recommend to our board either that it accept or reject any such resignation or take some other action. In considering whether to recommend to our board acceptance or rejection of the tendered resignation, our corporate governance and nominating committee shall consider all factors it deems in its discretion to be relevant to its determination. Our board will act on the corporate governance and nominating committee’s recommendation, which action shall include either acceptance or rejection of the tendered resignation and may include adoption of measures designed to address perceived issues underlying the election results. Following our board’s decision on the corporate governance and nominating committee’s recommendation, we promptly will disclose our board’s decision, including, if applicable, the reasons for rejecting the tendered resignation. Any director whose resignation is being considered under this policy will not participate in the corporate governance and nominating committee or board considerations, recommendations or actions with respect to the tendered resignation.

If any of the nominees for election to our board should, for any reason, be unavailable to serve as such, proxies will be voted for such other candidate as may be designated by our board, unless our board reduces the number of directors. Our board has no reason to believe that Dr. Boger, Dr. Sanders or Ms. Ullian will be unable to serve if elected.

Dr. Slater, one of our Class II Directors, has accepted employment at a pharmaceutical company with an anticipated start date of May 1, 2007. Under an existing policy in place at her new employer, she must resign from her position on our board of directors prior to August 1, 2007. Dr. Slater has indicated to us that she expects to resign from our board on July 31, 2007.

The table below sets forth certain information with respect to the nominees for election to our board and also for those directors whose terms of office are not expiring at the annual meeting.

Nominees

Class III Directors—Present Terms Expiring In 2007 And Proposed Terms To Expire In 2010

Joshua S. Boger, Ph.D. Director since 1989 Age: 56

Dr. Joshua Boger is the founder of Vertex. He has been our Chief Executive Officer since 1992. He was our Chairman from 1997 until May 2006. He was our President from our inception in 1989 until December 2000, and was again appointed our President in 2005. He was our Chief Scientific Officer from 1989 until May 1992. Prior to founding Vertex in 1989, Dr. Boger held the position of Senior Director of Basic Chemistry at Merck Sharp & Dohme Research Laboratories in Rahway, New Jersey, where he headed both the Department of Medicinal Chemistry of Immunology & Inflammation and the Department of Biophysical Chemistry. Dr. Boger holds a B.A. in chemistry and philosophy from Wesleyan University and M.S. and Ph.D. degrees in chemistry from Harvard University.

Charles A. Sanders, M.D. Director since 1996 Chairman since 2006 Age: 75 Committee Memberships: Audit and Finance Committee Corporate Governance and Nominating Committee—Chair

Dr. Sanders has served as our Chairman since May 2006 and as our lead outside director since 2003. He retired in 1994 as Chief Executive Officer and in 1995 as Chairman of Glaxo Inc. From 1990 to 1995, he served as a member of the board of Glaxo plc. From 1981 to 1989, Dr. Sanders held a number of positions at Squibb Corporation, including that of Vice Chairman. Dr. Sanders has previously served on the boards of Merrill Lynch, Reynolds Metals Co., Morton International Inc., Fisher Scientific International and Biopure Corporation. He currently is a director of Cephalon Corporation, Genentech, Inc. and Icagen, Inc. Dr. Sanders had his undergraduate education at University of Texas, and earned an M.D. from the University of Texas Southwestern Medical School.

Elaine S. Ullian Director since 1997 Age: 59 Committee Memberships: Commercial Strategy Committee Management Development and Compensation Committee

Ms. Ullian has served as President and Chief Executive Officer of Boston Medical Center since 1996. From 1994 to 1996, she served as President and Chief Executive Officer of Boston University Medical Center Hospital. From 1987 to 1994, Ms. Ullian served as President and Chief Executive Officer of Faulkner Hospital. She also serves as a director of Thermo Fisher Scientific Inc. and Valeant Pharmaceuticals, Inc. Ms. Ullian holds a B.A. in political science from Tufts University and an M.P.H. from the University of Michigan.

Continuing Members of Our Board of Directors

Class I Directors—Terms Expiring In 2008

Roger W. Brimblecombe, Ph.D., D.Sc. Director since 1993 Age: 77 Committee Memberships: Management Development and Compensation Committee—Chair Science and Technology Committee

Dr. Brimblecombe served as Chairman of Vanguard Medica plc from 1991 to 2000, of Core Group plc from 1997 to 1999, of Oxford Asymmetry International plc from 1997 to 2000 and pSivida Ltd. from 2002 to 2007. From 1979 to 1990, he held various vice presidential posts in SmithKline & French Laboratories’ research and development organization, including Vice President R&D for Europe and Japan. He is currently a Partner in MVM Life Science Partners LLP and a director of Tissue Science Laboratories plc (listed on the AIM market in the United Kingdom). Dr. Brimblecombe has been a member of the Board of Vertex Pharmaceuticals (Europe) Ltd. since 2005. He holds Ph.D. and D.Sc. degrees in pharmacology from the University of Bristol, England.

Stuart J. M. Collinson, Ph.D. Director since 2001 Age: 47 Committee Memberships: Science and Technology Committee

Dr. Collinson is a Partner at Forward Ventures. Prior to our merger with Aurora Biosciences Corporation in 2001, Dr. Collinson served as the President, Chief Executive Officer and Chairman of the Board of Aurora. Dr. Collinson held senior management positions with Glaxo Wellcome from December 1994 to June 1998, most recently serving as Co-Chairman, Hospital and Critical Care Therapy Management Team and Director of Hospital and Critical Care. Dr. Collinson received his Ph.D. in physical chemistry from the University of Oxford, England and his M.B.A. from Harvard University.

Eugene H. Cordes, Ph.D. Director since 2005 Age: 70 Committee Memberships: Science and Technology Committee

Dr. Cordes has been a member of our Scientific Advisory Board since 1996. He was Chairman of Vitae Pharmaceuticals, Inc. from January 2002 until March 2006. Prior to joining Vitae Pharmaceuticals, Dr. Cordes was a professor of pharmacy at the University of Michigan. Dr. Cordes received a B.S. degree in chemistry from the California Institute of Technology and a Ph.D. in biochemistry from Brandeis University.

Continuing Members of Our Board of Directors

Matthew W. Emmens Director since 2004 Age: 55 Committee Memberships: Commercial Strategy Committee— Chair Corporate Governance and Nominating Committee Science and Technology Committee

Mr. Emmens is Chief Executive Officer, Chairman of the Executive Committee and a member of the Board of Directors of Shire plc. Before joining Shire in 2003, Mr. Emmens served as president of Merck KGaA’s global prescription pharmaceuticals business. In 1999, he joined Merck KGaA and established EMD Pharmaceuticals, its United States prescription pharmaceutical business. Mr. Emmens held the position of President and Chief Executive Officer at EMD Pharmaceuticals from 1999 to 2001. Earlier, Mr. Emmens held various positions, including Chief Executive Officer, at Astra Merck, Inc. as well as several positions at Merck & Co., Inc. Mr. Emmens also serves as a director of Incyte Corporation. He received a B.S. degree in business management from Farleigh Dickinson University.

Class II Directors—Terms Expiring In 2009

Eric K. Brandt Director since 2003 Age: 44 Committee Memberships: Audit and Finance Committee— Chair Commercial Strategy Committee Corporate Governance and Nominating Committee

Mr. Brandt is Senior Vice President and Chief Financial Officer of Broadcom Corporation, which he joined in March 2007. From 2005 through March 2007, Mr. Brandt was President, Chief Executive Officer and a member of the Board of Directors of Avanir Pharmaceuticals. Prior to joining Avanir, Mr. Brandt held various positions at Allergan Inc. from 1999 to 2005, including Executive Vice President, Finance and Technical Operations and Chief Financial Officer from February 2005 to September 2005, Executive Vice President, Finance, Strategy and Business Development, and Chief Financial Officer from 2003 until February 2005, and Corporate Vice President and Chief Financial Officer from May 1999 to 2003. From January 2001 to January 2002, he also assumed the duties of President, Global Consumer Eye Care Business, at Allergan. Prior to that, he held various positions with the Boston Consulting Group, most recently serving as Vice President and Partner, and a senior member of the BCG Health Care practice. Mr. Brandt also currently serves as a director of Dentsply International Inc. Mr. Brandt holds a B.S. in chemical engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

Continuing Members of Our Board of Directors

Bruce I. Sachs Director since 1998 Age: 47 Committee Memberships: Audit and Finance Committee Management Development and Compensation Committee

Mr. Sachs is a General Partner at Charles River Ventures. From 1998 to 1999, he served as Executive Vice President and General Manager of Ascend Communications, Inc. From 1997 until 1998, Mr. Sachs served as President and Chief Executive Officer of Stratus Computer, Inc. From 1995 to 1997, he served as Executive Vice President and General Manager of the Internet Telecom Business Group at Bay Networks, Inc. From 1993 to 1995, he served as President and Chief Executive Officer at Xylogics, Inc. Mr. Sachs also currently serves as a director of BigBand Networks, Inc. Mr. Sachs holds a B.S.E.E. in electrical engineering from Bucknell University, an M.E.E. in electrical engineering from Cornell University, and an M.B.A. from Northeastern University.

Eve E. Slater, M.D., F.A.C.C. Director since 2004 Age: 61 Committee Memberships: Science and Technology Committee—Chair Commercial Strategy Committee Corporate Governance and Nominating Committee

Dr. Slater is board-certified in internal medicine and cardiology and has extensive experience in the pharmaceutical industry, including 19 years in senior management positions at Merck Research Laboratories. She has accepted the position of Senior Vice President for Worldwide Policy for Pfizer, Inc. with an anticipated start date of May 1, 2007. Most recently, she was Assistant Secretary for Health at the United States Department of Health and Human Services, or HHS, where she served as Health and Human Services Secretary Tommy Thompson’s chief health policy advisor. Prior to joining HHS, Dr. Slater held senior management positions at Merck Research Laboratories from 1983 to 2001, including Senior Vice President of External Policy, Vice President of Corporate Public Affairs, Senior Vice President of Clinical and Regulatory Development, Executive Director of Biochemistry and Molecular Biology and Senior Director of Biochemical Endocrinology. Dr. Slater also serves as a director of VaxGen, Inc., Phase Forward Incorporated and Theravance, Inc. Dr. Slater is a graduate of Vassar College and received her M.D. from Columbia University’s College of Physicians and Surgeons.

Information Regarding Our Board of Directors and its Committees

Corporate Governance Principles and Our  Board of Directors

Our governance practices are documented in a Statement of Corporate Governance Principles, which addresses the role and composition of our board, executive management functioning and succession planning, committees of our board, education and compensation of members of our board and the evaluation of our board. You can learn more about our current corporate governance principles and review our Statement of Corporate Governance Principles, committee charters, and Code of Conduct and Ethics at www.vrtx.com under the tab entitled “Investors” and “Governance Documents.”

Our Board

Our board of directors met six times during 2006. Each director attended 75% or more of the board meetings during 2006. Each member of our board is encouraged to attend each annual meeting of our stockholders. All of our directors except for Ms. Ullian attended our annual meeting of stockholders held in 2006. Our board has determined that the following members of and nominees for the board qualify as “independent” under the definition adopted by The Nasdaq Stock Market, Inc.: Mr. Brandt, Dr. Brimblecombe, Dr. Cordes, Mr. Emmens, Mr. Sachs, Dr. Sanders, Dr. Slater and Ms. Ullian.

Board Committees

Our board of directors currently has five standing committees: the corporate governance and nominating committee, the audit and finance committee, the commercial strategy committee, which was formed in January 2007, the management development and compensation committee, which we refer to as the MDCC, and the science and technology committee. Each of the committees, other than the commercial strategy committee, has the authority to engage legal counsel or other experts or consultants as its members deem appropriate to carry out the committee’s responsibilities. Pursuant to our Statement of Corporate Governance Principles, our board has determined that each of the corporate governance and nominating committee, the audit and finance committee and the MDCC must consist solely of “independent directors,” as that term is defined by the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. We select “independent directors” as members of these committees with the expectation that they will be free of certain relationships that might interfere with their exercise of independent judgment. Participation in the commercial strategy committee or science and technology committee is not limited to independent directors.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee is comprised of Dr. Sanders (Chair), Mr. Brandt, Mr. Emmens and Dr. Slater. Pursuant its committee charter, the corporate governance and nominating committee:

•       assists our board of directors in developing and implementing our corporate governance principles;

•       determines the size and composition of our board and its committees;

•       monitors a process to assess the effectiveness of our board;

•       identifies qualified individuals to become members of our board; and

•       recommends nominations to the full board.

In addition, Dr. Sanders, in his role as chairman of our board and an independent director, serves as the presiding director of executive sessions of our outside directors, which generally are held following each of our board meetings.

In 2006, the corporate governance and nominating committee met four times, and all of its members attended at least 75% of its meetings.

When assessing potential nominees for election to our board, the corporate governance and nominating committee considers a variety of factors, such as the candidates’ education, experience and knowledge of our industry and experience in other industries that are relevant to us, understanding of our technology and the science associated with drug discovery and development, prior service as a director of a public company and relevant commercial experience. The corporate governance and nominating committee may consider candidates recommended by stockholders, as well as recommendations from other sources, such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the corporate governance and nominating committee, the stockholder should submit any pertinent information regarding the candidate, including biographical information and a statement by the proposed candidate that he or she is willing to serve if nominated and elected, by mail to our corporate secretary at our offices at 130 Waverly Street, Cambridge, Massachusetts, 02139. In general, persons recommended to the corporate governance and nominating committee by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2008 annual meeting of stockholders using the procedures set forth in our by-laws, the stockholder must follow the procedures described in “Stockholder Proposals for the 2008 Annual Meeting and Nominations for Director” on page 46 of this proxy statement.

Audit and Finance Committee

Our audit and finance committee is comprised of Mr. Brandt (Chair), Mr. Sachs and Dr. Sanders. Our board has determined that Mr. Brandt, an independent director who serves as the chair of our audit and finance committee, is an “audit committee financial expert,” as that term is defined in applicable regulations of the Securities and Exchange Commission. The primary purposes of the audit  and finance committee are to:

•       assist our board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices; and

•       review and make recommendations to our board concerning our financial structure and financing strategy.

In addition, our audit and finance committee focuses on the qualitative aspects of the financial reporting to stockholders, on our processes to manage business and financial risk and on compliance with significant applicable legal, ethical and regulatory requirements. Our independent registered public accounting firm reports directly to and is held accountable to the audit and finance committee in connection with the audit of our annual financial statements and related services. Our audit and finance committee has sole authority over the appointment, compensation and oversight of the work of the independent registered public accounting firm, and where appropriate, the replacement of the independent registered public accounting firm.

In 2006, the audit and finance committee met twelve times, and each of its members attended at least 75% of its meetings.

The report of the audit and finance committee appears at page 43 of this proxy statement.

Commercial Strategy Committee

The commercial strategy committee, which was formed in January 2007, is comprised of Mr. Emmens (Chair), Mr. Brandt, Dr. Slater and Ms. Ullian. Our commercial strategy committee will:

•       review our marketing strategy and our marketing plan for telaprevir; and

•       provide our board with periodic assessments of the status of our commercialization efforts.

MDCC

The MDCC is comprised of Dr. Brimblecombe (Chair), Mr. Sachs and Ms. Ullian. Pursuant to its charter, our MDCC:

•       recommends to our full board the amount, character, and method of payment of compensation of all of our executive officers and certain other key employees;

•       plans for the succession of our executives; and

•       administers our stock and option plans and employee stock purchase plan.

In 2006, the  MDCC met six times, and each member of the MDCC attended at least 75% of its meetings.

The report of the MDCC appears at page 22 of this proxy statement.

Science and Technology Committee

The science and technology committee is comprised of Dr. Slater (Chair), Dr. Cordes, Dr. Brimblecombe, Dr. Collinson and Mr. Emmens. The science and technology committee discharges our board’s responsibilities relating to the oversight of our investment in pharmaceutical research and development. In furtherance of that oversight function, the science and technology committee:

•       reviews and assesses our current and planned research and development programs and technology initiatives from a scientific perspective;

•       assesses the capabilities of our key scientific personnel and the depth and breadth of our scientific resources;

•       provides strategic advice to our board regarding emerging science and technology issues and trends; and

•       periodically reviews our patent portfolio and strategy.

In 2006, the science and technology committee met four times, and all of the members of the science and technology committee attended at least 75% of its meetings.

Board Recommendation

Our board of directors recommends that our stockholders vote FOR the election of each of the nominees to the board. A plurality of the votes cast in person or by proxy at the annual meeting is required to elect each nominee as director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our compensation program is to attract and retain key employees, motivate them to achieve, and reward them for superior performance. We gear different compensation elements to shorter- and longer-term performance, with the overall objective of creating long-term value for our stockholders, consistent with our fundamental corporate purpose of innovating to transform lives with new medicines. We have built, and expect to continue to build, an executive leadership team with the expertise and experience that we need, as we expand our capabilities in late-stage drug development, drug supply, registration and commercialization of pharmaceuticals. The market for these individuals is very competitive, and many of them come to us from large pharmaceutical companies. In order to attract and retain talented executives, we provide shorter-term compensation elements that rival our competitors’, such as base salary, a performance-based annual cash bonus opportunity, and a generous benefits program. However, we also try to conserve our cash resources, since we require significant amounts to fund our operations and are not yet profitable. We seek executives who believe in the long-term potential of our company, and who take responsibility for setting and accomplishing goals that drive us to success. Accordingly, we provide a majority of each executive’s annual compensation in the form of stock option and restricted stock grants that vest over time, or upon achievement of pre-determined goals. The value of these grants will be driven by the value of our stock, which we expect to reflect our performance over the longer term. We do not fund retirement programs, company cars, or other expensive perquisites for our executives.

Role of MDCC and Chief Executive Officer in Setting Executive Compensation.   The MDCC has primary responsibility for advising our board of directors with respect to developing and evaluating potential candidates for executive positions, including the chief executive officer, and for overseeing the development of executive succession plans. As part of this responsibility, the MDCC oversees the design, development and implementation of the compensation program for the chief executive officer and the other named executive officers.

The MDCC evaluates the performance of our chief executive officer and recommends to our board for its approval all compensation elements and amounts to be awarded to our chief executive officer. Our chief executive officer, who is a member of our board, does not participate in board decisions relating to his compensation.

The MDCC also assesses the performance of the other executive officers and recommends compensation elements and amounts for their compensation to our board. Our chief executive officer and our vice president, human resources, assist the MDCC in reaching compensation recommendations with respect to executive officers, including the named executive officers, other than the chief executive officer. The other named executive officers do not play a role in their own compensation determination, other than discussing individual objectives, and their performance against those objectives, with the chief executive officer. Our board makes all final compensation decisions with respect to our executives.

Role of Compensation Consultant.   Neither the company nor the MDCC has a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. Occasionally, the MDCC has engaged Hewitt Associates to discuss different elements of our executive compensation program. For example, in 2006, the MDCC consulted with Hewitt about our approach to setting executive base salary levels. In connection with this consultation, a Hewitt representative delivered collated data about the practices of companies against which we compete for executive services, and advised the MDCC about choosing comparator companies. In 2005, the MDCC consulted with Hewitt about the design of our annual performance-based cash bonus plan. We do not receive any other services from Hewitt.

Elements of Compensation

The elements of our annual executive compensation program are:

•       base salary;

•       non-equity year-end performance compensation, which results in an annual cash bonus;

•       stock option grants;

•       restricted stock grants; and

•       health and other benefits available to all our employees, including matching payments under our 401(k) plan and payment of life insurance premiums.

On an other-than-annual basis, we also occasionally make supplemental grants of restricted stock or stock options, when we believe that they are warranted in order to ensure that we retain key executives at critical times in our business. We pay additional one-time elements in connection with hiring new executives, such as sign-on bonuses, reimbursement of moving expenses, and new-hire grants of restricted stock and stock options.

Each year we review the balance of the elements of our executive compensation program to ensure that we have appropriately designed each element in light of our goals of aligning the program with our shareholders’ interests, the competitive environment and our business strategy. We expect that we may adjust our approach to some or all of these elements over time as our company and our business evolve.

Our compensation system is relatively simple, with a small number of elements that operate independently from one another, except that an adjustment to an executive’s base salary level also will result in a corresponding change in the executive’s bonus opportunity, and potentially, any severance or change-in-control payments. Nonetheless, any time the MDCC evaluates an amount to award or pay for a specific compensation element, we provide a tally sheet that sets forth all elements of the executive’s compensation, including salary, cash bonus, value of equity compensation, the dollar value to the executive and cost to us of all personal benefits, and the actual projected payout obligations under potential severance and change-in-control scenarios, and showing the impact of the proposed award or payment on each compensation element and on aggregate compensation. The MDCC makes all executive compensation recommendations and/or decisions with reference to the provided tally sheets, with a goal of establishing and administering an overall executive compensation program that is fair and reasonable both to our executives and to our stockholders.

While the tally sheets include information about the current and projected value of each executive’s inventory of outstanding vested and unvested equity awards, we believe it is inconsistent with our compensation philosophy to give this “accumulated wealth” weight in setting current executive compensation levels. The value of an executive’s equity inventory is largely a function of prior performance, in terms of the size of the grants, the duration of the executive’s tenure with us, and the performance of our common stock during that tenure. We do not believe that reducing the amount of an executive’s current compensation on account of wealth accumulated for prior performance would be consistent with our compensation objectives of retaining, motivating and rewarding our executives, and accordingly, we do not do so.

We would like our compensation program to be reasonably cost and tax effective. To the extent consistent with our other goals, we try to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that we believe to be in the best interests of the company and our stockholders, but that may not always qualify for full tax deductibility. The adverse tax impact to us of making awards that do not qualify as performance-based compensation, such as certain severance payments and restricted stock grants, currently is minimal, because at this time we do not have net income subject to federal income tax.

Base Salary

In general, the MDCC adjusts the executive officers’ base salary levels at the beginning of each calendar year in conjunction with our annual performance review process, which is described more fully below under the heading Performance-Based Elements of Compensation—Annual Cash Bonus and Equity Awards. We recently have modified our practice for setting base salaries for executives. In 2006 and prior years, each executive officer was awarded an increase to base salary over the prior year’s level measured by a percentage that was determined on the basis of the executive’s performance rating for the prior year’s performance. These formula-based merit adjustments were made, for any given performance rating, at the same percentage levels for our executive officers as for all other employees, consistent with a company-wide policy.

In early 2006, the MDCC reconsidered our policies and practices in connection with setting base salary levels for executives. In consultation with Hewitt Associates, the MDCC decided that we should no longer grant formula-based merit increases to our executives’ base salaries, but rather, that we should set base salaries each year on the basis of a market analysis, on a position-by-position basis. Using this approach in 2007, we prepared tables for the MDCC’s review, showing a comparison of each executive’s prior-year base salary and bonus opportunity, at the target level, to salaries and bonuses reported for executives with similar responsibilities in specified comparator companies. For a discussion of our practices in selecting comparator companies, the identity of our comparator companies, and our use of comparative compensation data, see the discussion below at Analysis of Compensation Practices of Comparator Companies. We did not benchmark to a particular level of compensation relative to compensation levels at the comparator companies, but rather, made a subjective judgment about where each executive should fall in comparison with executives with similar responsibilities at the comparator companies, taking into account the executive’s general level of experience and mastery, significance of job responsibilities to achievement of our business strategy and company goals, and general performance over time, including demonstration of the values and desirable behaviors under our core values program. On the basis of that information, the executive’s base salary for the previous year and the terms of the executive’s employment agreement with us, if any, the MDCC independently determined an appropriate salary level and any necessary salary adjustment as a result of that determination for each executive officer and recommended the appropriate adjustment to our board for approval.

The named executive officers’ base salaries for 2006 initially were established under the formula-based merit system. Our performance rating for 2005 was the highest possible (which, under our new rating nomenclature for the 2006 performance year, was the equivalent of “leading”) and each named executive officer received the highest possible performance rating. Each of our employees, including the named executive officers, whose 2005 performance was given the highest rating received a formula-based merit increase to base salary of 6.25%. Dr. Hartmann began his employment with us in February 2005, so his merit-based base salary increase in 2006 for 2005 performance was prorated to 5.46%. In addition, in February 2006, we promoted three of our executives to executive vice president, to reflect increased responsibilities for multiple functional areas within our company. In connection with those promotions, the MDCC analyzed market factors, in a manner similar to that adopted for base salary increases after 2006, and determined that Dr. Alam and Mr. Smith should receive additional base salary increases to reflect the new higher level of their responsibilities. Additionally, the MDCC determined that Dr. Boger should receive a salary increase to $600,000 per year, to bring his base salary closer to base salaries of the chief executive officers of our comparator companies. Accordingly, our board approved the following base salary levels for the named executives for 2006:

	2006 Base Salary Level	Percentage Increase Over 2005 Base Salary Level on Basis of Formula	Percentage Additional Increase Over 2005 Base Salary Level	Total Percentage Increase Over 2005 Base Salary Level
Joshua S. Boger	$600,000	6.25%	3.38%	9.63%
Ian F. Smith	$400,504	6.25%	5.00%	11.25%
John J. Alam	$400,000	6.25%	9.75%	16.00%
Victor A. Hartmann	$452,433	5.46% (prorated from 6.25%)	0.00%	5.46%
Peter Mueller	$432,387	6.25%	0.00%	6.25%

In January 2007, on the basis of its review of comparator companies and other industry data, the MDCC concluded that the base salary levels for each of the named executive officers was generally in line with the salaries paid to executives with similar responsibilities, but that an increase to all the executives’ base salaries was warranted to keep up with general market increases. On the basis of this analysis, the MDCC recommended to our board of directors that each of the named executive officer’s base salaries be increased by 3.0%. Accordingly, in January 2007, our board approved the following base salary levels for the named executive officers for 2007:

	2007 Base Salary Level	Increase over 2006 Base Salary Level
Joshua S. Boger	$618,000	3.0%
Ian F. Smith	$412,519	3.0%
John J. Alam	$412,000	3.0%
Victor A. Hartmann	$466,006	3.0%
Peter Mueller	$445,359	3.0%

Performance-Based Elements of Compensation—Annual Cash Bonus and Equity Awards

Two of the three principal elements of our executive compensation program—annual cash bonus and annual equity awards—are awarded in amounts determined on the basis of annual company and executive performance. The performance factors for each of these programs are established in accordance with our company-wide performance management system, described below.

At the beginning of each calendar year, our board of directors, in consultation with our chief executive officer, establishes company-wide goals for that year. In general, key corporate performance factors for each year include achievement of specific financial objectives, research productivity, development progression with respect to both internal development efforts and collaborative development, the pace and success of our internal growth, and other aspects of company performance that we believe drive stockholder value. We consider specific details of our annual corporate goals to be confidential information and closely guard this information, because we believe that our competitors could use it to modify their strategies to compete more effectively with us. Our goals for every year, including 2006 and 2007, are very ambitious. Due to the high risks associated with developing and commercializing pharmaceuticals, we elect to diversify our research and development activities across a relatively broad array of disease indications and drug targets. While we expect that not all of our programs may be successful, we establish our annual goals as if they will be. Moreover, at the end of the year, our board evaluates our performance against the goals on a “binary” basis—“achieved” or “not achieved.” We do not get partial credit for partially-achieved goals, and complete achievement of all our goals is very unlikely.

At the completion of each calendar year, our board conducts a year-end evaluation of performance against the pre-determined goals and assigns us a company-wide performance rating. The year-end rating is a factor used to establish the amount available for payment of year-end cash bonuses, as discussed more fully below under Annual Cash Bonus Program. Our rating for 2006 was “leading,” which is the highest rating possible under our performance management system.

Similarly, we establish individual performance goals for each executive near the beginning of each calendar year. Our executives’ goals establish expectations for their performance relative to achievement of the company goals. At year-end, each executive is assigned a performance rating on the basis of his performance for the year. It generally is our policy and practice that no executive is awarded a rating that is higher than the company rating for the year. Additionally, each employee at Vertex, including the named executive officers, is evaluated on a “results-based, values-tempered” basis, which takes into account not only “what” was accomplished, but “how.” We have three company core values: “innovation is our lifeblood;” “fearless pursuit of excellence;” and “‘we’ wins.” Under our Values into Practice program, we expect all employees to demonstrate our company core values in all aspects of job performance. We further expect that our executives will be exemplars of our core values, and the performance ratings assigned to them incorporate our board’s assessment of the strength of their leadership with respect to, and demonstration of, values-based behavior.

Each executive’s performance rating is applied, along with other factors as described below, to determine the size of awards made to the executive under our annual cash bonus and stock and option plans.

Annual Cash Bonus Program

Our annual cash bonus program is designed to reward our employees, including the named executive officers, in the near term, for accomplishment of our annual performance objectives. We adopted an annual cash bonus program based on target bonuses for performance years beginning in 2006. Over the course of 2005, we designed the plan in consultation with the MDCC, incorporating information and advice from the MDCC’s consultant, Hewitt Associates. The amount to be paid to each of the named executive officers under the annual cash bonus program is determined on the basis of the following formula:

Target Bonus				Performance Factors
Base Salary	×	Individual Incentive Target (expressed as a percentage of base salary)	×	Individual Performance Factor (expressed as a percentage of the target bonus)	×	Company Performance Factor (expressed as a percentage of the target bonus)	=	Annual Cash Bonus Award

Target Bonus.   The amount calculated by multiplying an employee’s base salary by his or her individual incentive target is referred to as the target bonus. Individual incentive targets are established solely on the basis of level, and are higher for positions of greater responsibility. Thus, a greater portion of annual cash compensation (salary plus bonus) is “at risk” for our executives than for our non-executive employees, which is consistent with our policy that a significant portion of executive compensation should be performance-based.

The individual incentive targets assigned to each level were determined using available information about comparator group companies. For 2006, the individual incentive targets for our executives were 30% of base salary for vice presidents, 40% of base salary for executive vice presidents, and 60% of base salary for the chief executive officer. The target bonus amounts for the named executive officers, before adjustment upwards or downwards by the individual and company performance factors, are calculated to make the total annual cash compensation for each named executive who meets his objectives to be in the range available to executives at companies in the comparator group.

Performance Factors.   The target bonus is subject to adjustment on the basis of performance factors for the applicable year, based on both the individual and company performance ratings. These adjustments allow for above-median payouts in a year where both the individual executive and Vertex significantly exceed performance expectations. It also provides for awards significantly below the median in years in which Vertex and/or the executive falls short of performance expectations.

Individual Performance Factors.   For each possible performance rating under the system, there is an associated range, which allows the rating supervisor to further fine-tune the individual performance factor. For example, for an executive who has a results-based rating of “leading” and who meets expectations with respect to values-based behaviors, the individual performance factor is set within the range of 120% to 140% by our board of directors following a recommendation (for all executives other than himself) by the chief executive officer. A lower performance rating could result in an individual performance factor as low as 0%. The maximum individual performance factor that can be awarded under our current program is 150%. On the basis of the MDCC’s recommendation, our board approves the individual performance factor for each of the named executive officers.

Company Performance Factors.   When our board of directors assigns a performance rating for the completed year, it also assigns two company performance factors—one for our executives and one for all other employees. The range of performance factors for executives is from 0% to 150%. The range of company performance factors for non-executive employees is from 0% to 120%.

Cash Bonus Awards to Named Executive Officers for 2006 Performance.   In January 2007, our board of directors determined that the company performance factor for executives under the annual cash bonus program for 2006 should be 140%. We met or exceeded a very high proportion of our annual goals for 2006 across all significant aspects of our business, including advancement of our telaprevir clinical development program to position that investigational compound to initiate a Phase 3 clinical trial in 2007 and securing a key collaborative relationship with Janssen Pharmaceutica for development and potential commercialization of telaprevir; achievement of key development milestones for earlier stage compounds, including the completion of a Phase 2 clinical trial for VX-702 and a Phase 1 clinical trial for VX-770, and the advancement of VX-680 into a pivotal Phase 2 clinical trial; and accomplishment of certain financial objectives, including the completion of a $330 million common stock offering and reduction of our outstanding convertible indebtedness to approximately $100 million. The board also determined that each of the named executive officers made particularly significant contributions to these accomplishments, and assigned an individual performance factor of 140% to each of the named executive officers. The cash bonus awards to the named executive officers for 2006 performance were as follows:

	2006 Base Salary Level	2006 Target Bonus	2006 Cash Bonus Awarded on Basis of 2006 Performance
Joshua S. Boger	$600,000	$360,000	$705,600
Ian F. Smith	$400,504	$160,202	$313,995
John J. Alam	$400,000	$160,000	$313,600
Victor A. Hartmann	$452,433	$180,973	$354,707
Peter Mueller	$432,387	$172,955	$338,991

Annual Equity Awards

Stock awards made under our stock and option plans are granted to all eligible employees, including the named executive officers, for the purpose of creating a link between compensation and stockholder return, and to enable the named executive officers and employees to develop and maintain a significant stock ownership position that will vest over time and act as an incentive for the employee to remain employed by us. The number of shares awarded increases with increased responsibility and with a higher year-end performance rating.

Under our current annual equity compensation program, each of the named executive officers is eligible for a combined grant of stock options and restricted stock, in amounts finally determined by the board of directors during the annual performance review process. All grants to employees are made under a stockholder-approved stock and option plan, and are subject to vesting. All stock option awards are granted with an exercise price determined by averaging the high and low price of our common stock on the date of grant and vest quarterly over four years. Accordingly, the intrinsic value of any stock option grant is proportional to both the increase in fair market value of the stock between grant and exercise, and to the increasing number of vested shares over time. Accordingly, stock options can serve as a retention tool, progressively rewarding an executive for time-in-service, but since stock options have realizable value only if the value of our common stock increases after the grant date, they serve as a motivational tool for company financial performance as well.

All restricted stock awards made under our annual program to our named executive officers are issued at par value, or $0.01, and vest on the fourth anniversary of the grant date, subject to accelerated vesting for certain performance-based factors. Shares that are vested may be sold by the holder without transfer restrictions. For all annual restricted stock grants made to executive officers beginning in March 2004, 50% of the shares vest if the market price of our stock achieves and maintains a pre-determined level, and 50% of the shares vest if our common stock price outperforms a specified industry-focused share index for two consecutive years. We consider the price target and specific target index to be confidential information, and choose them with the objective of triggering accelerated vesting only upon significant above-market performance of our stock. Restricted stock awards are for a smaller number of shares than stock option awards. They serve principally as a retention tool, because their value on the vesting date corresponds directly to the prevailing stock price at any point in time—rather than to any increase over the prevailing stock price on the date of grant. Accordingly, restricted shares have value to the named executive officer even if we have suffered a setback and the price of our common stock has declined, assuming that the shares vest. They also are linked to performance, however, in the sense that they are more valuable if the stock price increases, and because they vest sooner if the performance-based accelerators are achieved.

Under our current program, the number of shares for each stock option award and restricted stock grant is established using available information about grants made by the comparator companies to executives with similar levels of responsibility. We generally target approximately the median of the comparator group, taking into account the total number of shares, shares outstanding, and comparative value of the awards, and use this information to establish baseline levels of stock option and restricted stock awards, which are awarded to employees, including executives, with a median performance rating and who meet expectations with respect to the demonstration of values-based behaviors. For a lower performance rating, we award from 0% to 70% of the baseline number of shares. We grant 125% of the baseline number of shares to employees who achieve the highest performance rating and 150% of the baseline to our topmost performers who achieve both the highest performance rating and who are exemplary in their demonstration of value-based behaviors. We adopted this “performance-based, values-tempered” approach for 2006. For years before 2006, employees who achieved the highest performance rating were awarded equity grants at 150% of the baseline level.

The annual amount of equity compensation for each of the named executive officers reflects annual performance, which is evaluated after the year is completed. Accordingly, a significant portion of the equity compensation granted in 2006 was granted on account of performance in 2005. Similarly, the MDCC made a final determination of the amount of equity compensation for 2006 performance in January 2007. To compensate for the lag in making equity grants, and to smooth the exercise price of options, our board of directors usually awards a mid-year stock option grant at its regularly scheduled summer meeting. Ordinarily, our board grants a stock option to all eligible employees, including the named executive officers, in an amount that is 50% of the baseline number of shares. The second award is made upon completion of the annual performance evaluation early in the following year. At that time, we determine the aggregate number of shares to be awarded for the entire year on the basis of individual performance rating, and award the balance after subtracting the amount granted in the mid-summer award. The numbers of shares subject to option and restricted stock awards for each named executive are adjusted based on the executive’s performance ratings for the year, in amounts ranging from 0% to 150% of the baseline. The restricted stock award portion of annual equity compensation, as adjusted on the basis of performance rating, is made to each named executive in a single grant in conjunction with the annual year-end review process.

Each of the named executives achieved the highest possible performance rating for 2005 performance. The total equity awards made to each of the named executives on account of 2005 performance, in amounts that were 150% of the baseline grant amount and excluding supplemental grants, are as follows:

	Stock Options Awarded in July 2005	Stock Options Awarded in February 2006	Total Stock Options Awarded for 2005 Performance	Restricted Stock Awarded in February 2006
Joshua S. Boger	52,500	301,500	354,000	47,201
Ian F. Smith	18,000	73,500	91,500	12,200
John J. Alam	18,000	73,500	91,500	12,200
Victor A. Hartmann	—	108,750	108,750	14,501
Peter Mueller	18,000	73,500	91,500	12,200

The total equity awards made to each of the named executives on account of 2006 performance, in amounts that were 125% of the baseline grant amounts, and excluding supplemental grants, are as follows:

	Stock Options Awarded in July 2006	Stock Options Awarded in January 2007	Total Stock Options Awarded for 2006 Performance	Restricted Stock Awarded in January 2007
Joshua S. Boger	118,000	177,000	295,000	39,334
Ian F. Smith	36,250	54,375	90,625	12,084
John J. Alam	36,250	54,375	90,625	12,084
Victor A. Hartmann	36,250	54,375	90,625	12,084
Peter Mueller	36,250	54,375	90,625	12,084

Benefits

Our executives are eligible to participate in all benefits programs on the terms made generally available to our employees, including medical insurance, dental insurance, payment of life insurance premiums, disability coverage, and participation in our employee stock purchase plan. Our retirement benefits are limited to a defined contribution (401(k)) plan, in which our named executive officers are eligible to participate, subject to all applicable limitations under the plan, including the federal maximum annual contribution amounts. We make matching contributions to the 401(k) plan, which are made in the form of fully vested unitized interests in a Vertex common stock fund, and are subject to certain limitations. The formula for determining the amount of our matching contributions is the same for our named executive officers as for our other employees, but the actual contributions made to the accounts of our named executive officers are at the top end of the formula range, due generally to the executives’ higher salaries and corresponding higher cash contribution levels. We do not provide any other retirement benefits to the named executive officers.

Supplemental Grants of Equity Compensation

On an occasional basis, the MDCC has recommended that our board of directors make an additional, off-cycle equity award to an executive officer or group of officers in order to achieve one or more of the objectives of our executive compensation program. Our board has made three such awards, beginning in 2004, to some or all of the named executive officers. In May 2004, our board made a retention grant of restricted stock to all of our executives, in order to retain our executive leadership at a time when we had suffered a number of setbacks, particularly with respect to late-stage drug candidates being developed by collaborators. The shares subject to these grants vest in two installments, with 50% vesting on the third anniversary of the grant, and 50% vesting on the fifth anniversary of the grant, or sooner, if we achieve profitability. In February 2006, our board awarded our chief executive officer, Joshua Boger, an additional option grant for 298,500 shares, to bring the total grant on that date to 600,000 shares, all of which vest quarterly over four years. The purpose of this grant was to provide an additional incentive for Dr. Boger, whose performance and leadership are valued very highly by our board of directors, to remain in service as our chief executive officer as we build the company around our later stage drug candidates. Similarly, in January 2007, our board awarded a 20,000 share restricted stock grant to each of our four executive vice presidents—Mr. Smith, Dr. Alam, Dr. Hartmann and Dr. Mueller—as an additional incentive to remain with us over the next several years. Supplemental grants generally are made on an ad hoc basis, when warranted in the judgment of the MDCC and our board, and we cannot predict if the board of directors will make additional grants in the future, or characterize the likely size and/or terms of any such grants.

New Hire Compensation Elements

The initial compensation terms for newly hired executives are the result of negotiations between us, in consultation with the MDCC and our board, and the executive being recruited. Accordingly, the initial employment terms for each of the named executive officers vary significantly, depending on the level of responsibility, market for the executive’s services, value of other opportunities available to the executive and similar considerations. We seek to balance the need to be competitive in a competitive market against the need for the executive’s compensation to be comparable with the executive’s peers’ at the company. In general, each newly hired executive is awarded a stock option and restricted stock grant, and in some cases a sign-on bonus, reimbursement of moving expenses, and other benefits. Dr. Hartmann, who joined us in 2005, moved from Europe, and was reimbursed for his moving expenses in 2006.

Post-Termination Compensation and Benefits

We have entered into employment contracts and/or change-in-control agreements with each of the named executive officers. The terms of these agreements vary from executive to executive with respect to the amount of severance payments, provisions for accelerated equity award vesting, continuation of benefits and other terms, as a result of negotiations with each executive generally at the time the executive was recruited. We believe agreements of this type can be important components of our effort to recruit and retain senior executives, particularly for companies at our stage of development and in our relatively high-

risk industry. A further discussion of the terms and projected payments under each of these contracts is set forth below under the heading Employment Contracts and Change of Control Arrangements.

Analysis of Compensation Practices of Comparator Companies

In order to make judgments about elements of executive compensation on a competitive basis, we consider information about the compensation practices of a representative group of companies with whom we compete for talent. We select the companies for this comparator group on the basis of industry, annual operating expenses and market capitalization. We review and revise the companies included in the comparator group on a regular basis. To ensure that we have enough comparative compensation information, we generally try to include approximately 20 companies in the comparator group, with Vertex situated approximately at the midpoint of the group, particularly with respect to operating expenses. In order to include this number of companies in the group, we necessarily include companies with operating expenses and/or market capitalizations that are significantly higher or lower than ours. When we are concerned that data from the largest and smallest companies in the group may distort our analysis, we also focus our comparative information reported by a smaller subgroup of the comparator companies, which in our 2007 analysis includes only the companies from Endo Pharmaceuticals Holdings Inc. to MedImmune, Inc. in the list below. We refer to that subgroup of companies as the primary comparator group. For compensation decisions made in January 2007, the comparator group was comprised of the companies set forth in the following list:

For example, when the MDCC set recommended 2007 base salaries for the named executive officers, they reviewed information about the proposed compensation levels for each person, in comparison to comparable data from both the full comparator group and the primary comparator group. The MDCC also compares our executive compensation to that reported in broader industry-specific executive compensation surveys published by Organization Resources Counselors, Inc. and by Towers Perrin. For each of the named executive officers, we consider the quality of the available information on the basis of corresponding job responsibilities and may make adjustments to reflect any differences.

Equity Grant Practices

The exercise price for each stock option awarded to our current executive officers under our equity compensation program is the average of the high and low price for Vertex common stock on the date of grant, as required under our stockholder-approved stock and option plan. Our board generally grants employee options two times per year, on the date of its mid-summer meeting, usually in July, and on the date of its first meeting of each new year, usually in late January or early February. Board and committee meetings generally are scheduled at least a year in advance, and scheduling decisions are made without regard to anticipated earnings or other major announcements by the company.

In general, newly hired employees, including executive officers, are granted options and/or restricted stock effective on the first day of employment, with the options having an exercise price set at the average of the high and low price for our common stock on the employment start date. The employees’ start dates are scheduled without regard to anticipated earnings or other major announcements by the company.

Report of Management Development and Compensation Committee on Executive Compensation

The Management Development and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Management Development and Compensation Committee recommended to Vertex’s Board of Directors that the Compensation Discussion and Analysis be included in Vertex’s proxy statement for its 2007 annual meeting of stockholders and incorporated by reference into Vertex’s Annual Report on Form 10-K for the year ended December 31, 2006. This report is provided by the following directors who comprise the Management Development and Compensation Committee:

Roger W. Brimblecombe (Chair)
Bruce I. Sachs
Elaine S. Ullian

Compensation and Equity Tables

Summary Compensation Table

The following table provides summary information concerning compensation earned during the fiscal year ended December 31, 2006 by our chief executive officer, chief financial officer and our three other most highly compensated executive officers, who we refer to collectively as our named executive officers.

Name and Principal Position	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Joshua S. Boger, Ph.D. President and Chief Executive Officer	$593,921	$579,222	$4,032,839	$705,600	$11,376	$5,922,958
Ian F. Smith Executive Vice President and Chief Financial Officer	$395,830	$209,889	$983,692	$313,995	$11,291	$1,914,697
John J. Alam, M.D. Executive Vice President, Medicines Development, and Chief Medical Officer	$386,061	$209,889	$845,508	$313,600	$11,248	$1,766,306
Victor A. Hartmann, M.D. Executive Vice President, Strategic and Corporate Development	$449,729	$270,550	$765,092	$354,707	$127,485	$1,967,563
Peter Mueller, Ph.D. Executive Vice President, Drug Innovation and Realization, and Chief Scientific Officer	$429,452	$212,297	$990,435	$338,991	$11,343	$1,982,518

The amounts set forth under the captions “Stock Awards” and “Option Awards” in the table above represent the stock-based compensation expense recognized in 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” relating to outstanding equity awards, disregarding the estimate of forfeitures for service-based vesting conditions. Our methodology, including underlying estimates and assumptions for calculating these values, is set forth in Note D to our consolidated financial statements included in our 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2007.

The amounts set forth under the caption “Non-Equity Incentive Plan Compensation” represent cash bonus amounts paid in 2007 for 2006 performance.

The amounts set forth under the caption “All Other Compensation” in the table above consist of:

	401(k) Match	Life Insurance Premiums	Relocation Expenses	Total
Joshua S. Boger	$9,900	$1,476	$—	$11,376
Ian F. Smith	$9,900	$1,391	$—	$11,291
John J. Alam	$9,900	$1,348	$—	$11,248
Victor A. Hartmann	$9,900	$1,450	$116,135	$127,485
Peter Mueller	$9,900	$1,443	$—	$11,343

Grants of Plan—Based Awards

The following table provides information with respect to grants of awards to each of our named executive officers during 2006:

	Estimated Possible Payouts Under			Estimated
	Non-Equity Incentive Plan Awards			Future	All Other
				Payouts	Option
				Under	Awards:			Grant Date
				Equity	Number of	Exercise or	Closing	Fair Value of
				Incentive	Securities	Base Price	Price of	Stock and
Grant				Plan	Underlying	of Option	Stock on	Option
Date	Threshold	Target	Maximum	Awards	Options	Awards	Grant Date	Awards
				(shares)	(shares)	(per share)	(per share)
Joshua S. Boger		$0	$360,000	$810,000
	2/2/06				47,201				$1,681,772
	2/2/06					600,000	$35.64	$35.08	$12,076,680
	7/20/06					118,000	$35.35	$34.99	$2,373,676
Ian F. Smith		$0	$160,202	$360,454
	2/2/06				12,200				$434,686
	2/2/06					73,500	$35.64	$35.08	$1,479,393
	7/20/06					36,250	$35.35	$34.99	$729,201
John J. Alam		$0	$160,000	$360,000
	2/2/06				12,200				$434,686
	2/2/06					73,500	$35.64	$35.08	$1,479,393
	7/20/06					36,250	$35.35	$34.99	$729,201
Victor A. Hartmann		$0	$180,973	$407,190
	2/2/06				14,501				$516,671
	2/2/06					108,750	$35.64	$35.08	$2,188,898
	7/20/06					36,250	$35.35	$34.99	$729,201
Peter Mueller		$0	$172,955	$389,148
	2/2/06				12,200				$434,686
	2/2/06					73,500	$35.64	$35.08	$1,479,393
	7/20/06					36,250	$35.35	$34.99	$729,201

The amounts in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column represent the minimum, target and maximum amounts that our named executive officers were eligible for pursuant to our 2006 annual cash bonus program. Actual amounts paid to each of the named executive officers under this plan are set forth in the summary compensation table above.

The amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column represent the number of shares subject to a restricted stock grant to the named executive officer in early 2006, on account of 2005 performance. Each of these grants is characterized as Performance-Accelerated Restricted Stock, which is subject to time-based vesting on the fourth anniversary of grant, with 50% of the shares subject to acceleration of vesting if the market price of our common stock achieves and maintains a pre-determined value and 50% of the shares subject to acceleration of vesting if our common stock outperforms a specified share index, based on the stock performance of certain competing companies, for two consecutive years.

In accordance with our stock and option plans, the exercise prices for the stock options granted to our named executive officers during 2006 were equal to the average of the high and the low prices of our common stock on the grant date. As a result, in 2006 the exercise prices of options granted to our named executive officers were higher than the closing price of our common stock on the grant date. In the future, we expect that options will continue to be granted with exercise prices equal to the average of the high and low prices of our common stock on the grant date, and that as a result the exercise prices are likely be different from the closing price of our common stock on the grant date. Each stock option set forth in the table above is subject to vesting in 16 quarterly installments during the first four years of its ten-year term.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2006, based on the closing price of $37.42 per share of our common stock on the final trading day in 2006.

	Option Awards				Stock Awards
	Number of Securities Underlyng Unexercised Options Exercisable (shares)	Number of Securities Underlying Unexercised Options Unexercisable (shares)	Option Exercise Price (per share)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (shares)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (shares)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joshua S. Boger	Restricted Stock
					1,400	(2)	$52,388
								105,000	(3)	$3,929,100
								8,312	(4)	$311,035
								47,201	(5)	$1,766,261
	Stock Options
	31,500	10,500	$9.07	12/10/2013
	97,000	0	$10.19	9/16/2008
	31,582	40,606	$10.41	2/2/2015
	26,250	26,250	$11.27	10/6/2014
	174,000	0	$13.11	12/1/2009
	103,000	0	$13.63	12/9/2008
	196,343	0	$13.67	12/11/2007
	107,146	35,717	$15.60	1/17/2013
	27,316	4,821	$15.87	7/21/2012
	16,406	36,094	$17.16	7/19/2015
	125,000	0	$24.66	12/10/2011
	7,375	110,625	$35.35	7/19/2016
	112,500	487,500	$35.64	2/1/2016
	175,000	0	$70.75	12/5/2010
Ian F. Smith	Restricted Stock
					480	(2)	$17,962
								65,000	(3)	$2,432,300
								2,850	(4)	$106,647
								12,200	(5)	$456,524
	Stock Options
	10,800	3,600	$9.07	12/10/2013
	14,850	6,750	$9.69	3/16/2014
	10,829	13,921	$10.41	2/2/2015
	9,000	9,000	$11.27	10/6/2014
	0	11,064	$15.60	1/17/2013
	0	4,821	$15.87	7/21/2012
	5,625	12,375	$17.16	7/19/2015
	5,000	0	$24.66	12/10/2011
	110,000	0	$26.20	10/25/2011
	2,265	33,985	$35.35	7/19/2016
	13,781	59,719	$35.64	2/1/2016

	Option Awards				Stock Awards
	Number of Securities Underlyng Unexercised Options Exercisable (shares)	Number of Securities Underlying Unexercised Options Unexercisable (shares)	Option Exercise Price (per share)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (shares)		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (shares)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John J. Alam	Restricted Stock

					480	(2)	$17,962
								65,000	(3)	$2,432,300
								2,850	(4)	$106,647
								12,200	(5)	$456,524
	Stock Options
	8,300	3,600	$9.07	12/10/2013
	19,491	8,859	$9.69	3/16/2014
	32,000	0	$10.19	9/16/2008
	10,829	13,921	$10.41	2/2/2015
	9,000	9,000	$11.27	10/6/2014
	44,500	0	$13.11	12/1/2009
	20,202	0	$13.63	12/9/2008
	10,000	0	$13.67	12/11/2007
	29,344	9,783	$15.60	1/17/2013
	27,316	4,821	$15.87	7/21/2012
	5,625	12,375	$17.16	7/19/2015
	6,966	0	$18.47	9/25/2007
	52,563	0	$24.66	12/10/2011
	2,265	33,985	$35.35	7/19/2016
	13,781	59,719	$35.64	2/1/2016
	50,250	0	$70.75	12/5/2010
Victor A. Hartmann	Restricted Stock
								50,000	(6)	$1,871,000
								14,501	(5)	$542,627
	Stock Options
	17,500	97,500	$11.40	2/14/2015
	2,265	33,985	$35.35	7/19/2016
	20,391	88,359	$35.64	2/1/2016
Peter Mueller	Restricted Stock
					480	(2)	$17,962
								65,000	(3)	$2,432,300
								3,600	(4)	$134,712
								12,200	(5)	$456,524
	Stock Options
	10,800	3,600	$9.07	12/10/2013
	9,900	4,500	$9.69	3/16/2014
	15,750	20,250	$10.41	2/2/2015
	9,000	9,000	$11.27	10/6/2014
	80,000	70,000	$16.32	7/14/2013
	5,625	12,375	$17.16	7/19/2015
	2,265	33,985	$35.35	7/19/2016
	13,781	59,719	$35.64	2/1/2016

(1)                Each stock option expiring on or after December 10, 2013, except for the stock option granted to Dr. Hartmann that is scheduled to expire on February 14, 2015, vests in 16 quarterly installments during the first four years of its ten-year term. Each stock option expiring prior to December 10, 2013 and the stock option granted to Dr. Hartmann that is scheduled to expire on February 14, 2015 vests in 20 quarterly installments during the first five years of its ten-year term.

(2)                Each of these restricted stock grants will vest on December 11, 2007.

(3)                Each of these awards is subject to time-based vesting with 50% of the shares vesting on May 6, 2007 and 50% of the shares vesting on May 6, 2009, the third and fifth anniversaries of the grant dates. The vesting of 50% of the shares will be accelerated if we achieve profitability before May 6, 2009.

(4)                Each of these awards is a Performance-Accelerated Restricted Stock award, which is subject to time-based vesting on February 3, 2009, the fourth anniversary of grant. The vesting of 50% of the shares under the original grant was accelerated because the closing market price of our common stock achieved and maintained a pre-determined fair market value. The remaining 50% of the shares will vest on February 3, 2009 because it is now impossible to meet the criteria for performance-based acceleration of those shares.

(5)                Each of these awards is a Performance-Accelerated Restricted Stock award, which is subject to time-based vesting on February 2, 2010, the fourth anniversary of grant. The vesting of 50% of the shares will be accelerated if the market price of our common stock achieves and maintains a pre-determined fair market value and the vesting of 50% of the shares will be accelerated if our common stock outperforms a specified share index, based on the stock performance of certain competing companies, for two consecutive years.

(6)                This award is a Performance-Accelerated Restricted Stock award, which is subject to time-based vesting with 50% of the unvested shares as of December 31, 2006 vesting on February 15, 2008 and 50% of the unvested shares as of December 31, 2006 vesting on February 15, 2010, the third and fifth anniversaries of the grant date. The vesting of 50% of the unvested shares will be accelerated if we achieve profitability before February 15, 2010.

Options Exercised and Stock Vested

The following table provides information with respect to the value realized by our named executive officers related to options to purchase common stock exercised by the named executive officers during 2006 and shares of restricted stock that vested during 2006. The value realized per share for options is based on the difference between the exercise price and the fair market value of the shares of common stock at the time the options were exercised. The value realized on vesting of restricted stock awards is based on the fair market value of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joshua S. Boger	167,880	$3,395,934	1,400	$58,142
Ian F. Smith	60,506	$1,200,898	1,920	$77,376
John J. Alam	33,000	$668,707	2,370	$95,327
Victor A. Hartmann	35,000	$731,990	20,000	$733,000
Peter Mueller	50,000	$1,434,000	1,440	$58,229

Compensation of Directors

We have designed and implemented our compensation programs for our non-employee directors to attract, motivate and retain individuals who are committed to our values and goals and who have the expertise and experience that we need to achieve those goals. We periodically review and adjust our non-employee director compensation program. Joshua Boger, our president and chief executive officer, does not receive any additional compensation for his service on our board of directors.

The current annual cash compensation for non-employee directors serving on our board of directors includes an annual retainer of $25,000, payable in quarterly installments, plus $2,500 for each board meeting attended and $500 for each committee meeting attended on a regular board meeting day. If a committee meeting is held on a day other than a regular board meeting day, the committee meeting fee is $1,000. Meetings held by conference call are compensated at the rate of $375 per meeting. The chair of the corporate governance and nominating committee receives an additional annual retainer fee of $20,000, the chair of the audit and finance committee receives an additional annual retainer fee of $20,000, the chair of the commercial strategy committee will receive an additional annual retainer fee of $20,000, and the chair of the MDCC receives an additional annual retainer fee of $14,000.

In addition, each non-employee director, upon initial election or appointment to the board, receives a non-qualified option to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value per share of our common stock on the date of grant. Those options vest quarterly over a four-year period from the date of grant, based on continued service on the board. There were no directors elected to their initial term in 2006. Each non-employee director in office on June 1 of each fiscal year also receives a non-qualified option to purchase 20,000 shares of common stock, exercisable immediately, at a price equal to the fair market value per share of our common stock on the date of grant. The chairman of our board receives an additional non-qualified option to purchase 20,000 shares of common stock, exercisable immediately, at a price equal to the fair market value per share of our common stock on the date of grant.

The following table provides certain summary information concerning compensation earned during 2006 by our non-employee directors.

	Fees Earned (1)	Option Awards (2)	All Other Compensation		Total
Charles A. Sanders	$65,175	$827,596	$—		$892,771
Eric K. Brandt	$65,209	$438,081	$—		$460,377
Roger W. Brimblecombe	$57,717	$395,168	$5,000	(3)	$457,885
Stuart J. M. Collinson	$39,500	$395,168	$6,697	(4)	$441,365
Eugene H. Cordes	$40,750	$427,560	$28,000	(5)	$496,310
Matthew W. Emmens	$42,750	$417,564	$—		$460,314
Bruce I. Sachs	$46,500	$395,168	$—		$441,668
Eve E. Slater	$41,000	$417,327	$—		$458,327
Elaine S. Ullian	$38,625	$395,168	$—		$433,793

(1)    The cash compensation set forth in the column “Fees Earned” consisted of the following:

	Annual Retainer for Non-Employee Directors	Annual Retainer for Committee Chairs	Fees for Participation in Board and Committee Meetings	Total Fees Earned
Charles A. Sanders	$25,000	$20,000	$20,175	$65,175
Eric K. Brandt	$25,000	$19,584	$20,625	$65,209
Roger W. Brimblecombe	$25,000	$13,667	$19,050	$57,717
Stuart J. M. Collinson	$25,000	$—	$14,500	$39,500
Eugene H. Cordes	$25,000	$—	$15,750	$40,750
Matthew W. Emmens	$25,000	$—	$17,750	$42,750
Bruce I. Sachs	$25,000	$—	$21,500	$46,500
Eve E. Slater	$25,000	$—	$16,000	$41,000
Elaine S. Ullian	$25,000	$—	$13,625	$38,625

(2)    The amounts set forth under the caption “Option Awards” in the table above represent the stock-based compensation expense recognized in 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” relating to outstanding equity awards, disregarding the estimate of forfeitures for service-based vesting conditions. Our methodology, including underlying estimates and assumptions, for calculating these values is set forth in Note D to our consolidated financial statements included in our 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2007. Each of our non-employee directors serving as a director on June 1, 2006 received a non-qualified option to purchase 20,000 shares of our common stock, exercisable immediately, at an exercise price of $34.32, which was the average of the high and low prices for the common stock on the date of grant. The grant date value of these grants was $395,168. In addition, for service as the chairman of our board, we granted Dr. Sanders a non-qualified option to purchase 20,000 shares of our common stock, exercisable immediately, at an exercise price of $38.95, which was the average of the high and low prices for the common stock on December 15, 2006, the date of grant. The grant date value of this grant was $432,428. Dr. Sanders was elected as chairman of the board for the first time on the date of our annual meeting in 2006. For future periods, we expect to make this award on the date of election as chairman.

As of December 31, 2006, our non-employee directors had outstanding stock options to purchase our common stock as follows:

	Unexercisable Options	Exerciseable Options	Total Outstanding Options
Charles A. Sanders	—	120,000	120,000
Eric K. Brandt	2,500	62,500	65,000
Roger W. Brimblecombe	—	72,500	72,500
Stuart J. M. Collinson	—	165,104	165,104
Eugene H. Cordes	12,500	37,500	50,000
Matthew W. Emmens	8,750	41,250	50,000
Bruce I. Sachs	—	120,000	120,000
Eve E. Slater	7,500	50,000	57,500
Elaine S. Ullian	—	75,000	75,000

(3)    The amount set forth relates to fees paid to Dr. Brimblecombe for participating in board meetings for our subsidiary located in the United Kingdom.

(4)    On April 2, 2002, in connection with our acquisition of Aurora Biosciences Corporation, for which Dr. Collinson served as chief executive officer, Aurora entered into an agreement with Dr. Collinson for the provision of part-time consulting services for a term of four years expiring in 2006, at the rate of $80,000 per year. The amount set forth relates to consulting fees paid to Dr. Collinson in early 2006 under this agreement, which subsequently has expired.

(5)    The amount set forth relates to consulting fees paid to Dr. Cordes for service on our scientific advisory board.

Employment Contracts and Change of Control Arrangements

We have entered into agreements and maintain plans that will require us to provide to our named executive officers under specified circumstances cash compensation, benefits and/or acceleration of the vesting of equity awards in the event of termination of employment. These agreements and plans are described below.

Agreements with Chief Executive Officer

The terms and conditions of Dr. Boger’s employment are governed by a written employment contract, which was entered into in 1994 and amended in 1995 and 2004. Dr. Boger’s contract currently provides for an annual salary determined by our board of directors and for him to receive the benefits generally made available to our other executives. Pursuant to his employment contract, Dr. Boger has agreed not to compete with us for the term of the agreement and for a period of one year thereafter.

Dr. Boger’s contract provides that, if Dr. Boger’s employment is terminated by us without cause prior to a change of control, he would receive:

Severance Payment:	150% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated
Options:	Vesting of outstanding options that would have otherwise vested in the 18 months following termination
Restricted Stock:

Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that does not vest ratably as if it vests ratably over the term of the grant

If Dr. Boger terminates his employment with us for good reason prior to a change of control, his employment contract provides that he would receive:

Severance Payment:	150% his base salary at the time of termination

If, after a change of control, Dr. Boger’s employment is terminated without cause or he terminates his employment with us for good reason, he would receive:

Severance Payment:

300% of the sum of (i) his base salary at the time of termination and (ii) the average of the amount paid to him as a bonus in each of the two years prior to the year in which his employment is terminated

Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock grants
Employee Benefits:	Continuation of certain employee benefits for up to three years
Tax Benefits:

Additional payments required to compensate Dr. Boger if payments made under the employment agreement result in certain adverse tax consequences, including excise taxes under Section 4099 of the Internal Revenue Code of 1986, as amended

Under the employment agreement, Dr. Boger would have the right to terminate his employment for good reason upon the occurrence of the following events without Dr. Boger’s consent:

•       a substantial adverse alteration in the nature or status of Dr. Boger’s position or responsibilities or the conditions of his employment as chief executive officer;

•       a reduction in his annual base salary;

•       our failure to pay Dr. Boger’s compensation to which he is entitled within seven days after the date such compensation is due; or

•       any termination of Dr. Boger that is not effected pursuant to a notice of termination satisfying the provisions of his employment agreement.

In addition, during the nine month period following a change of control, Dr. Boger would have the right to terminate his employment for good reason upon the occurrence of any of the following events:

•       the assignment to Dr. Boger of any duties inconsistent in any respect with Dr. Boger’s position, authority, duties or responsibilities;

•       any action by us that results in a diminishment in his position, authority, duties or responsibilities; or

•       the failure by us to continue in effect after such change of control any material compensation or benefit plan in which Dr. Boger participates immediately prior to the change of control, unless, subject to specified conditions, an equitable arrangement has been agreed to by Dr. Boger with respect to such plan, or our failure to allow Dr. Boger to continue his participation therein.

In addition to his employment agreement, Dr. Boger is a party to a restricted stock agreement with us relating to 105,000 shares of our common stock. 52,500 of these shares are scheduled to vest on May 6, 2007, with the remaining 52,500 shares scheduled to vest on May 6, 2009, subject to performance acceleration. Under the restricted stock agreement, the vesting of these shares would be accelerated in full if Dr. Boger’s employment is terminated for any reason other than voluntarily by Dr. Boger without good reason.

In addition to the agreements described above, outstanding options granted under our stock and option plans provide that, in the event of certain change of control, either appropriate provision for the continuation of all then outstanding options must be made, or the vesting of those options will be accelerated and they will become fully exercisable immediately prior to such change of control.

Agreements With Other Named Executive Officers

We have various agreements with our other named executive officers relating to their compensation and benefits, including employment agreements with Mr. Smith and Dr. Hartmann, change of control agreements with Dr. Alam and Dr. Mueller and separate restricted stock agreements with each of them.  In addition to the agreements described below, outstanding options granted under our stock and option plans provide that, in the event of certain changes-in-control, either appropriate provision for the continuation of all then outstanding options must be made, or the vesting of those options will be accelerated and they will become fully exercisable immediately prior to such change of control.

Ian Smith

The terms and conditions of Mr. Smith’s employment are governed by a written employment contract, which was entered into in 2004 and replaced an employment agreement entered into in 2001. Mr. Smith’s employment agreement provides that he is entitled to receive compensation as determined by our board of directors and is eligible to receive the benefits generally made available to our executives.

If Mr. Smith is terminated without cause, terminates his employment with us for good reason or we do not renew his agreement, as such terms are defined in his employment agreement, other than on a date within the 90 days prior to or within the 12 months after a change of control, as defined in his employment agreement, he would be entitled to receive:

Severance Payment:

A) 100% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated

B) A pro rata portion of his target bonus for the year in which the termination occurs

Options:	Vesting of outstanding options that would have otherwise vested in the 18 months following termination
Restricted Stock:

Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that, by its terms, vests other than ratably, as if it vests ratably over the term of the grant

Employee Benefits:	Continuation of certain employee benefits for up to 12 months

If we terminate Mr. Smith’s employment without cause or he terminates his employment with us for good reason, as such terms are defined in his employment agreement, on a date within the 90 days prior to or the 12 months after a change of control, as defined in his employment agreement, he would be entitled to receive:

Severance Payment:

A) 100% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated

B) A pro rata portion of his target bonus for the year in which the termination occurs

Options:	Full vesting of all outstanding options
Restricted Stock:	Full vesting of all outstanding restricted stock grants
Employee Benefits:	Continuation of certain employee benefits for up to 12 months
Tax Benefits:

Additional payments required to compensate Mr. Smith if payments made under the employment agreement result in certain adverse tax consequences including excise taxes under Section 4099 of the Internal Revenue Code of 1986, as amended

If Mr. Smith’s employment with us is terminated as a result of his death or disability, he would receive six months of severance pay, a pro rata portion of his target bonus for the year in which the termination occurs and 12 months acceleration of outstanding stock options and restricted stock awards. Pursuant to his employment agreement, Mr. Smith has agreed not to engage in any competitive activity for a period of one year after the termination of his employment with us.

In addition to his employment agreement, Mr. Smith is a party to a restricted stock agreement with us relating to 65,000 shares of our common stock. 32,500 of these shares are scheduled to vest on May 6, 2007, with the remaining 32,500 shares scheduled to vest on May 6, 2009, subject to performance acceleration. Under the restricted stock agreement, the vesting of these shares would be accelerated in full if Mr. Smith’s employment by us is terminated for any reason other than voluntarily by Mr. Smith without good reason.

Victor Hartmann

The terms and conditions of Dr. Hartmann’s employment are governed by a written employment contract, which was entered into in 2005. Dr. Hartmann’s employment agreement provides that he is entitled to receive compensation as determined by our board of directors and will be eligible to receive the benefits generally made available to our executives.

If Dr. Hartmann’s employment is terminated without cause or he terminates his employment with us for good reason, as such terms are defined in his employment agreement, he would be entitled to receive:

Severance Payment:

A) 100% of the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year in which his employment is terminated

B) A pro rata portion of his target bonus for the year in which the termination occurs

Options:	Vesting of outstanding options that would have otherwise vested in the 18 months following termination
Restricted Stock:

Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that, by its terms, vests other than ratably, as if it vests ratably over the term of the grant

Employee Benefits:	Continuation of certain employee benefits for up to 12 months

If Dr. Hartmann’s employment with us is terminated as a result of his death or disability, he would receive six months of severance pay, a pro rata portion of his target bonus for the year in which the termination occurs and 12 months acceleration of outstanding stock options and restricted stock awards. Pursuant to his employment agreement, Dr. Hartmann has agreed not to engage in any competitive activity for a period of one year after the termination of his employment with us unless he terminates the employment agreement for good reason.

In addition to his employment agreement, Dr. Hartmann is a party to a restricted stock agreement with us relating to 70,000 shares of our common stock. 20,000 of these shares vested on February 15, 2006, with 25,000 shares scheduled to vest on February 15, 2008 and an additional 25,000 shares to vest on February 15, 2010, subject to performance acceleration. Under the restricted stock agreement, the vesting of all of these shares would be accelerated in full if Dr. Hartmann’s employment by us is terminated for any reason other than voluntarily by Dr. Hartmann without good reason.

John Alam and Peter Mueller

In March 2003, we entered into change of control agreements with certain members of our senior management team including Dr. Alam and Dr. Mueller. These agreements provide that if the executive is terminated under certain circumstances in connection with a change of control, the employee will be entitled to:

Severance Payment:	100% of annual base salary at the time of termination plus accrued bonus
Options:	Vesting of outstanding options that would have otherwise vested in the 18 months following termination
Restricted Stock:

Vesting of each outstanding restricted stock award that would have otherwise vested in the 18 months following the termination, treating each award that, by its terms, vests other than ratably, as if it vests ratably over the term of the grant

Employee Benefits:	Continuation of certain employee benefits for up to 18 months

In addition to the change of control agreements, Dr. Alam and Dr. Mueller are each a party to a restricted stock agreement with us relating to 65,000 shares of our common stock. 32,500 of these shares are scheduled to vest on May 6, 2007, with the remaining 32,500 shares scheduled to vest on May 6, 2009, subject to performance acceleration. Under the restricted stock agreement, the vesting of these shares would be accelerated in full if the executive’s employment by us is terminated for any reason other than voluntarily by the executive without good reason.

Summary of Termination and Change of Control Benefits

The following table describes payments and benefits to which our named executive officers would be entitled under current agreements in connection with a termination of employment, including in connection with a change of control of Vertex. The amounts shown in the table below are calculated based on the amounts that would have been payable had the termination occurred on December 31, 2006. These amounts do not include any life insurance payments or disability insurance payments that the executive or the executive’s estate may receive under existing insurance policies. The assumptions underlying the calculations in the following tables include:

•       The value of each share subject to an option to purchase common stock that would be accelerated in the circumstances described below equals $37.42 per share (the closing price on the last trading day of 2006), minus the exercise price per share;

•       The value of each share of restricted stock for which our repurchase right would lapse in the circumstances described below equals $37.42 per share (the closing price on the last trading day of 2006);

•       Appropriate provision for the continuation of all then-outstanding options would be made in connection with a change of control; and

•       Our board of directors would elect not to pay a pro rata portion of an executive’s target bonus for the year of termination in cases where the executive’s employment is terminated voluntarily by the executive (for any reason, including retirement) or for cause, consistent with our policy that cash bonuses are payable only to employees who are otherwise eligible and who remain employed by us on the date of bonus payment, typically in February of the next year.

The actual amounts that the named executive officers could receive in the future as a result of a termination of employment would likely differ materially from the amounts set forth below as a result of, among other things, changes in our stock price, changes in their base salary, target bonus amounts and actual bonus amounts, and the vesting and grants of additional equity awards.

		Separate from a change of control		In connection with change of control
	Voluntary Termination/ Retirement/ Termination for Cause	Involuntary Termination Other Than for Cause	Termination by Executive With Good Reason	Involuntary Termination Other Than for Cause/ Termination for Good Reason	Death or Disability
Joshua S. Boger
Cash Severance Benefits	$—	$1,440,000	$900,000	$2,902,710	$—
Continuation of Employee Benefits	—	—	—	36,177	—
Accelerated Vesting of Stock Options	—	3,317,844	—	4,792,126	—
Accelerated Vesting of Restricted Stock	—	5,309,224	3,929,100	6,058,784	3,929,100
Excise Tax Gross-up	—	—	—	6,225,577	—
Total	$—	$10,067,068	$4,829,100	$20,015,374	$3,929,100
Ian F. Smith
Cash Severance Benefits	$—	$720,907	$720,907	$720,907	$440,554
Continuation of Employee Benefits	—	11,974	11,974	11,974	—
Accelerated Vesting of Stock Options	—	1,275,669	1,275,669	1,673,269	976,247
Accelerated Vesting of Restricted Stock	—	2,815,780	2,815,780	3,013,433	2,745,655
Excise Tax Gross-up	—	—	—	2,573,851	—
Total	$—	$4,824,330	$4,824,330	$7,993,434	$4,162,456

John J. Alam
Cash Severance Benefits	$—	$—	$—	$400,000	$—
Continuation of Employee Benefits	—	—	—	17,897	—
Accelerated Vesting of Stock Options	—	—	—	1,306,200	—
Accelerated Vesting of Restricted Stock	—	2,432,300	2,432,300	2,815,780	2,432,300
Total	$—	$2,432,300	$2,432,300	$4,539,877	$2,432,300
Victor A. Hartmann
Cash Severance Benefits	$—	$814,379	$814,379	$814,379	$497,676
Continuation of Employee Benefits	—	12,033	12,033	12,033	—
Accelerated Vesting of Stock Options	—	1,271,632	1,271,632	1,271,632	847,755
Accelerated Vesting of Restricted Stock	—	2,197,602	2,197,602	2,197,602	2,130,059
Total	$—	$4,295,646	$4,295,646	$4,295,646	$3,475,490
Peter Mueller
Cash Severance Benefits	$—	$—	$—	$432,387	$—
Continuation of Employee Benefits	—	—	—	18,089	—
Accelerated Vesting of Stock Options	—	—	—	2,247,950	—
Accelerated Vesting of Restricted Stock	—	2,432,300	2,432,300	2,839,654	2,432,300
Total	$—	$2,432,300	$2,432,300	$5,538,080	$2,432,300

Compensation Committee Interlocks and Insider Participation

During 2006, Dr. Brimblecombe, Mr. Sachs and Ms. Ullian were the only members of our MDCC. None of the members of our MDCC has ever been one of our employees or officers. During 2006, none of our executive officers served as a member of the board of directors or compensation committee of the board of directors (or persons performing the equivalent functions) of any entity that has one or more executive officers serving as a member of our board or the MDCC.

Approval of Related Person Transactions and Transactions with Related Persons

Our audit and finance committee, pursuant to its charter, reviews and approves all related or affiliated party transactions, as defined under applicable rules of the Securities and Exchange Commission.

Kenneth S. Boger, our senior vice president and general counsel, is the brother of Dr. Joshua Boger, our president and chief executive officer. Mr. Kenneth Boger is an executive officer of the company, and all elements of his compensation, at all times during his employment, have been reviewed and approved by our board of directors, except that Dr. Joshua Boger does not participate in any discussions with respect to Mr. Kenneth Boger’s compensation. Mr. Kenneth Boger reports directly to the corporate governance and nominating committee of our board of directors. In 2006 we paid cash compensation to Mr. Kenneth Boger in the amount of $594,788 for salary and bonus. He also received other compensation of $11,277, reflecting a 401(k) company matching contribution and life insurance premiums. Also, in connection with his employment, in 2006 Mr. Boger was awarded a stock option grant for 73,500 shares, with an exercise price of $35.64 per share; a stock option grant for 30,500 shares with an exercise price of $35.35 per share; and a restricted stock award of 12,200 shares. Each of the 2006 grants is subject to standard vesting provisions applicable to grants made to our executive officers. The aggregate intrinsic value of Mr. Boger’s 2006 equity compensation awards, measured on the last day of 2006 and using a fair market value for our common stock of the closing price on that date of $37.42, was $28,476. Mr. Boger has been employed by us since September 2001, and the intrinsic value as of December 31, 2006 of vested equity compensation awarded to him over the course of his employment and held by him on that date increased by approximately $2.8 million during 2006, as a result of the combined effects of vesting and an increase in the fair market value of our common stock from $27.67 to $37.42.

In addition, the terms and conditions of Mr. Boger’s employment are governed by a written employment contract, which was amended and restated in 2004. Mr. Boger’s employment agreement provides that he is entitled to receive compensation as determined by our board of directors and will be eligible to receive the benefits generally made available to our executives. Mr. Boger’s agreement also provides that if he is terminated under certain circumstances without cause or in connection with a change of control, we will be obligated to provide him 12 months’ severance pay, 18 months’ acceleration of the vesting of outstanding stock options and restricted stock, additional payments required to compensate Mr. Boger if such payments and benefits result in certain adverse tax consequences, and continuation of certain employee benefits for up to 12 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 3, 2007, by:

•       each stockholder known us to be the beneficial owner of more than 5% of our common stock on that date;

•       each director and each nominee for director;

•       each named executive officer; and

•       all directors and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)	Percentage of Total
FMR Corp.(2)	18,826,060	14.39%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP(3)	12,248,714	9.36%
75 State Street Boston, MA 02109
T. Rowe Price Associates, Inc.(4)	7,555,576	5.77%
100 E. Pratt Street Baltimore, MD 21202
Unicredito Italiano S.p.A.	6,926,324	5.29%
Piazza Cordusio 2 20123 Milan, Italy
Joshua S. Boger (5) (6)	2,671,718	2.04%
Eric K. Brandt (6)	65,000	*
Roger W. Brimblecombe (6)	72,500	*
Stuart J. M. Collinson (6)	168,383	*
Eugene H. Cordes (6)	58,000	*
Matthew W. Emmens (6)	43,750	*
Bruce I. Sachs (6)	184,000	*
Charles A. Sanders (6)	146,000	*
Eve E. Slater (6)	53,605	*
Elaine S. Ullian (6)	37,500	*
John J. Alam (6)	511,166	*
Victor A. Hartmann (6)	165,985	*
Peter Mueller (6)	283,464	*
Ian F. Smith (6)	333,665	*
All directors and executive officers as a group (17 persons) (6)	5,270,158	4.03%

*                    Less than 1%

(1)             Beneficial ownership of shares for purposes of this proxy statement is determined in accordance with applicable Securities and Exchange Commission rules and includes shares of common stock as to which a person has or shares voting power and/or investment power, including dispositive power. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Attached to each share of common stock is a Preferred Share Purchase Right to acquire one-half of one hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share. These rights are not presently exercisable. Information with respect to persons other than directors and executive officers is based solely upon Schedules 13G and amendments thereto filed with the Securities and Exchange Commission on February 14, 2007, except for the amendment to Schedule 13G filed by Unicredito Italiano S.p.A., which was filed on February 7, 2007.

(2)             Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp, carries out the voting of the shares held by the Fidelity  Funds under written guidelines established by the Fidelity Funds Boards of Trustees.

(3)             Wellington Management Company, LLP has shared power to vote 6,801,158 of these shares and shared power to dispose of 12,248,714 of these shares.

(4)             T. Rowe Price Associates, Inc. has shared power to vote 6,142,526 of these shares.

(5)             Includes 207,500 shares held in trusts for the benefit of Dr. Boger’s children. Dr. Boger disclaims beneficial ownership of these shares.

(6)             Includes shares which may be acquired upon the exercise of options exercisable within 60 days after April 3, 2007 and unvested shares of restricted stock as follows:

	Stock Options Exercisable Within 60 Days of April 3, 2007	Shares of Restricted Stock
Joshua S. Boger	1,373,502	201,247
Eric K. Brandt	65,000	—
Roger W. Brimblecombe	72,500	—
Stuart J.M. Collinson	165,104	—
Eugene H. Cordes	40,000	—
Matthew W. Emmens	43,750	—
Bruce I. Sachs	120,000	—
Charles A. Sanders	120,000	—
Eve E. Slater	52,500	—
Elaine S. Ullian	37,500	—
John J. Alam	369,441	112,614
Victor A. Hartmann	64,680	96,585
Peter Mueller	195,038	113,364
Ian F. Smith	216,749	112,614
All directors and executive officers as a group (17 persons)	3,246,444	754,122

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, officers, and persons who are beneficial owners of more than ten percent of our common stock to file with the Securities and Exchange Commission reports of their ownership of our securities and of changes in that ownership. To our knowledge, based upon a review of copies of reports filed with the Securities and Exchange Commission with respect to the fiscal year ended December 31, 2006 and written representations by our directors and officers that no other reports were required with respect to their transactions, all reports required to be filed under Section 16(a) by our directors and officers and persons who were beneficial owners of more than 10% of our common stock were timely filed, except for a Form 4 relating to a single transaction that was filed late by us on Dr. Slater’s behalf.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit and finance committee appointed Ernst & Young LLP to perform the independent audit, review and attestation services with respect to our financial statements for the fiscal year ending December 31, 2006 and has approved the provision by Ernst & Young LLP of audit services for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to questions and will be given the opportunity to make a statement should they desire to do so.

On September 6, 2005, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm, and engaged Ernst & Young LLP as our independent registered public accounting firm to perform the independent audit, review and attestation services with respect to our financial statements for the fiscal year ending December 31, 2005. Our audit and finance committee approved the dismissal of PricewaterhouseCoopers LLP.

The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year ended December 31, 2004, and through September 6, 2005, there were no (1) disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the financial statements for such years, or (2) reportable events described under Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2004, and through September 6, 2005, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Our audit and finance committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for each year’s audit, management submits to our audit and finance committee for approval a description of services expected to be rendered during that year for each of the following four categories of services and a budget for those services in the aggregate.

•     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only our independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, consents and attestation services.

•     Audit-related services are for assurance and related services that traditionally are performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and/or reporting standards.

•     Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

•     Other fees are those associated with services not captured in the other categories.

Prior to engagement, our audit and finance committee pre-approves these services by category of service. The fees are budgeted and our audit and finance committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, our audit and finance committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit and finance committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to audit and finance committee at its next scheduled meeting.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2006 by our independent registered public accounting firms, Ernst & Young LLP and PricewaterhouseCoopers LLP were as follows:

	2005		2006
	E&Y	PwC	E&Y
Audit fees:	$520,000	$233,750	$687,000
Audit-related fees:	$—	$—	$91,400
Tax fees:	$143,870	$19,360	$88,900
All other fees:	$—	$1,500	$—
Total	$663,870	$254,610	$867,300

The 2005 fees billed to us by Ernst & Young LLP and PricewaterhouseCoopers LLP were, in aggregate, $918,480, including “Audit fees” of $753,750, “Tax fees” of $163,230 and “All other fees” of $1,500.

“Audit Fees” represented the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements, and our internal controls over financial reporting, for the reviews of the consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, consents, preparation of comfort letters and providing consents with respect to registration statements.

“Audit-related fees” consisted principally of fees for accounting consultations.

“Tax fees” consisted principally of fees related to tax compliance and reporting.

“All other fees” consisted of licensing fees paid to PricewaterhouseCoopers LLP for access to its proprietary accounting research database.

The percentage of services set forth above in the categories “audit-related fees” and “tax fees” that were approved by our audit and finance committee pursuant to Rule 2-01(c)(7)(i)(C), which relates to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit, was 0%.

Audit Committee Report

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) of Vertex Pharmaceuticals Incorporated (the “Company”), which consists entirely of directors who meet the independence and experience requirements of the Securities and Exchange Commission and the Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Company’s Board of Directors in overseeing and monitoring the integrity of the Company’s financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The committee’s roles and responsibilities are set forth in a written charter, which is available on the Company’s website www.vrtx.com under the tabs “Investors” and “Governance Documents.” Among its duties, the Audit Committee is responsible for recommending to the Company’s Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. As a basis for that recommendation, the Audit Committee engaged in the following activities. First, the Audit Committee discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for 2006, those matters that Ernst & Young is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Ernst & Young the firm’s independence, and received from Ernst & Young the written disclosures and the letter concerning independence as required by Independent Standards Board No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Audit Committee of Ernst & Young’s relationships with the Company and was designed to assist the Audit Committee in considering Ernst & Young’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with Ernst & Young, the Company’s audited consolidated balance sheets at December 31, 2006, and the Company’s consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2006, including the notes thereto.

Management of the Company is responsible for the consolidated financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During 2006, management tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission, as well as Ernst & Young’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K. The letter report relates to Ernst & Young’s audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

Based on the discussions with Ernst & Young concerning the audit, the independence discussions, and the discussions with the Company’s management and Ernst & Young concerning the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the consolidated financial statements be included in the Company’s 2006 Annual Report on Form 10-K. This report is provided by the following independent directors, who comprise the Audit Committee:

Eric K. Brandt (Chair)
Bruce I. Sachs
Charles A. Sanders

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Stockholders (1)	10,877,133	$29.43	6,313,612
Equity Compensation Plans not Approved by Stockholders (2)	2,966,340	$11.87	0
Total (3)	13,843,473	$25.67	6,313,612

(1)          These plans consist of our 1991 Stock Option Plan, 1994 Stock and Option Plan, 2006 Stock and Option Plan and Employee Stock Purchase Plan and awards granted under our 1996 Stock Option Plan for which we obtained stockholder approval.

(2)          This category consists of certain options issued under our 1996 Stock and Option Plan for which we did not obtain stockholder approval.

(3)          This table does not include options outstanding on December 31, 2006 to purchase an aggregate of 435,471 shares of our common stock at a weighted-average exercise price of $51.00 that were assumed by us in connection with our acquisition of Aurora Biosciences Corporation on July 18, 2001.

Please refer to Note C, “Common and Preferred Stock,” to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2007, for a description of the material features of the 1996 Stock and Option Plan and the 2006 Stock and Option Plan.

CODE OF CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees, including our chief executive officer and chief financial and accounting officers. Our Code of Conduct and Ethics is available on our website www.vrtx.com under the tabs “Investors” and “Governance Documents.” Disclosure regarding any amendments to, or waivers from, provisions of the Code of Conduct and Ethics that apply to our directors or principal executive or financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the Nasdaq Stock Market.

STOCKHOLDER COMMUNICATIONS TO THE BOARD

Generally, stockholders who have questions or concerns should contact our investor relations department at (617) 444-6100. However, any stockholder who wishes to address questions regarding our business directly with our board of directors, or any individual director, should direct his or her questions, in writing, in care of our corporate secretary, at our offices at 130 Waverly Street, Cambridge,

Massachusetts 02139. Under procedures approved by our board, including a majority of our independent directors, all substantive communications shall be reviewed by our corporate secretary and forwarded or reported to the chair of the corporate governance and nominating committee, the independent directors and/or our full board, as deemed appropriate, with the exception of those communications relating to ordinary or routine business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

OTHER MATTERS

The 2007 annual meeting is called for the purposes set forth in the notice. Our board of directors does not know of any other matters to be considered by the stockholders at the annual meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named in the proxy with respect to matters that may properly come before the annual meeting and that are not known to our board at the date this proxy was printed. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call our corporate secretary at the following address or phone number: 130 Waverly Street, Cambridge, Massachusetts 02139, telephone (617) 444-6100. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

SOLICITATION

We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $10,000. Proxies may also be solicited by our employees by mail, by telephone, in person or otherwise. Employees will not receive additional compensation for solicitation efforts. In addition, we will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of common stock and to obtain voting instructions from the beneficial owners. We will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
AND NOMINATIONS FOR DIRECTOR

In order to be considered for inclusion in the proxy statement for our 2008 annual meeting of stockholders, stockholder proposals must be received by us no later than December 12, 2007. If we do not receive notice of a matter to be considered for presentation at the 2008 annual meeting, although not included in the 2008 proxy statement, by March 2, 2008, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials. Proposals should be sent to the attention of our corporate secretary at our offices at 130 Waverly Street, Cambridge, MA 02139.

Stockholder nominations for election to our board of directors at the 2008 annual meeting of stockholders may be submitted to our corporate secretary no later than March 2, 2008, and must include:

•       the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•       a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•       a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•       the other information regarding each nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•       the consent of each nominee to serve on our board of directors if so elected.

AVAILABILITY OF MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission, which provides additional information about us, is available on the internet at www.vrtx.com and is available in paper form (other than exhibits thereto) to beneficial owners of our common stock without charge upon written request to Investor Relations, 130 Waverly Street, Cambridge, Massachusetts 02139.

By order of the Board of Directors

KENNETH S. BOGER
Secretary
April 16, 2007

Proxy—Vertex Pharmaceuticals Incorporated

ANNUAL MEETING OF STOCKHOLDERS—MAY 31, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby constitute and appoint Joshua S. Boger, Ian F. Smith and Valerie L. Andrews, and each of them, the attorney(s) and proxy of the undersigned, with full power of substitution, with all the powers that the undersigned would possess if personally present, to vote all stock of Vertex Pharmaceuticals Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vertex Pharmaceuticals Incorporated to be held at 130 Waverly Street, Cambridge, Massachusetts, on Thursday, May 31, 2007 at 9:30 A.M. and at any postponements or adjournments thereof, hereby acknowledging receipt of the proxy statement for such meeting and revoking all previous proxies.

This proxy, when properly executed, will be voted as directed. If no direction is made, this proxy will be voted FOR each of the nominees listed on the reverse side and, in the case of other matters that legally come before the meeting or any postponement or adjournment thereof, as said proxies may deem advisable.

Please vote, sign and date on the reverse side and return this proxy card promptly using the enclosed envelope.

Using a black ink pen, mark your votes with an as shown in this example. Please do not write outside the designated areas	☒

Annual Meeting Proxy

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

A.                Election of Directors—The Board of Directors recommends a vote FOR three (3) Class III Directors

1. Nominees	For	Withhold		For	Withhold		For	Withhold
01 - Joshua S. Boger	☐	☐	02 - Charles A. Sanders	☐	☐	03 - Elaine S. Ullian	☐	☐

B.                Authorized Signatures—This section must be completed for your instructions to be executed.—Date and Sign Below

Please sign name exactly as name appears. When signing in a fiduciary capacity, please give full title. Co-fiduciaries and joint owners should each sign.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box
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